Exhibit 99.1

MKS Instruments Announces
Change of Corporate Name to MKS Inc.

ANDOVER, Mass., May 15, 2025 (GLOBE NEWSWIRE) -- MKS Instruments, Inc. (NASDAQ: MKSI) (“MKS”), a global provider of enabling technologies that transform our world, announced today that its shareholders have approved the change of the Company’s name to “MKS Inc.” and the change is effective May 16, 2025.

John T.C. Lee, President and CEO of MKS, said: “Since its founding in 1961 as an industrial instruments company, MKS has significantly expanded and entered new markets through organic growth from investment in research and development and strategic acquisitions, such as Newport in 2016, ESI in 2019, and Atotech in 2022. The name MKS Inc. better reflects the breadth and scope of our current and future business as a provider of not only industrial instruments but also world-class subsystems, systems, process control solutions, and specialty chemicals technology that improve process performance, optimize productivity, and enable unique innovations for many of the world’s leading technology and industrial companies. This change commemorates the “new” MKS that has been years in the making.”

The Company’s stock will continue to trade on Nasdaq under its current symbol “MKSI” and the name change will have no effect on MKS’ corporate structure or the names of any of its subsidiaries.

About MKS Instruments

MKS Instruments, Inc. enables technologies that transform our world. We deliver foundational technology solutions to leading edge semiconductor manufacturing, electronics and packaging, and specialty industrial applications. We apply our broad science and engineering capabilities to create instruments, subsystems, systems, process control solutions and specialty chemicals technology that improve process performance, optimize productivity and enable unique innovations for many of the world’s leading technology and industrial companies. Our solutions are critical to addressing the challenges of miniaturization and complexity in advanced device manufacturing by enabling increased power, speed, feature enhancement, and optimized connectivity. Our solutions are also critical to addressing ever-increasing performance requirements across a wide array of specialty industrial applications. Additional information can be found at www.mks.com.

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Contacts:

Bill Casey

Vice President, Marketing

Telephone: +1 (630) 995-6384

Email: press@mksinst.com

Kelly Kerry, Partner

Kekst CNC

Email: kerry.kelly@kekstcnc.com